Exhibit 10.64

Employment Agreement

Dated 3 September 2015

by and between

Vanda Pharmaceuticals GmbH (in the process of being incorporated)	(the Employer)

and

Gian Piero Reverberi	(the Employee)

(The Employer and the Employee are also referred to as Party or Parties)

The Employer is a Swiss subsidiary of Vanda Pharmaceuticals Inc, yet to be incorporated in Switzerland, with the name Vanda Pharmaceuticals GmbH or similar. The exact name of the Swiss subsidiary will be confirmed to the Employee in writing once incorporated.

Employment Agreement

Table of Contents

1.	Condition Precedent		4

2.	Beginning of Employment		4

3.	Position		4
	3.1.	Function	4
	3.3.	Duties and Responsibilities	5
	3.4.	Work for Third Parties	5
	3.5.	Officer Position	5
	3.6.	Conflict of Interests	5

4.	Place of Work		6

5.	Compensation		6
	5.1.	Base Salary	6
	5.2.	Bonus	6
	5.3.	Stock Option Plan	6
	5.4.	Acknowledgements of the Employee	8
	5.5.	No other Compensation	9
	5.6.	Deductions	9

6.	Expenses & Employee Benefit Plans		9

7.	Probation Period and Termination		10
	7.1.	Probation Period	10
	7.2.	Termination	10
	7.3.	Termination for Valid Reasons	11
	7.4.	Suspension	11

8.	Obligation to Surrender		11

9.	Working Time		12
	9.1.	General	12
	9.2.	Overtime	12

10.	Vacation		12

11.	Holidays		13
	11.1.	Holidays	13

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12.	Illness, Accident and Death			13
	12.1.	Medical Certificate		13
	12.2.	Daily Allowance Insurance		13
	12.3.	Occupational and Non-occupational Accidents		14
	12.4.	Health Insurance (Illness)		14
	12.5.	Death of the Employee		14

13.	Pension Plan			15

14.	Data Protection and Data Transfer			15

15.	Termination Benefits			16
	15.1.	Preconditions		16
	15.2.	Severance Pay		16
		15.2.1.	Base Compensation	16
		15.2.2.	Target Bonus	16
	15.3.	Options		17

16.	Definitions			17

17.	Disciplinary, Dismissal and Grievance Procedure			19

18.	Miscellaneous			20
	18.1.	Collective Agreement		20
	18.2.	Entire Agreement		20
	18.3.	Severability		20
	18.4.	Amendments		21
	18.5.	Governing Law and Jurisdiction		21

Employment Agreement

Employment Agreement

1.	Condition Precedent

This Employment agreement (the Employment Agreement) and the Employment relationship (the Employment) created thereby are conditional on the grant of all necessary residence and/or work permits, if any, by the competent authorities at least one month after the beginning of the Employment.

If the necessary residence and/or work permits are not granted one month after the scheduled Commencement Date (see below), this Employment Agreement shall, with the exception of the clauses relating to the governing law and the confidentiality, be considered ineffective.

2.	Beginning of Employment

The Employment of the Employee starts on 8 September 2015 (the Commencement Date). No employment with a previous employer counts towards the Employee’s period of continuous employment with the Employer.

3.	Position

3.1.	Function

The Employee shall assume the function as Senior Vice President / General Manager Europe and shall be working in a full-time capacity.

3.2.	Group Structure

The Employee acknowledges that the Employer is part of a group of companies (the “Group”) ultimately controlled by Vanda Pharmaceuticals Inc. (the “Parent”) (each such company including the holding company a Group Company). The Employee acknowledges that the Employee will need to work with and/or report to other employees and/or officers of other Group Companies.

Employment Agreement

3.3.	Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function includes all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Agreement.

Upon consultation with the Employee, the Employer may assign to the Employee any additional or new duties or responsibilities as deemed reasonable or appropriate by the Employer in the course and fulfilment of its business.

The Employee undertakes to use his entire working ability to fulfil his contractual obligations and to loyally safeguard and foster the business and the interests of the Employer. The Employee shall carefully perform all work assigned to the Employee.

3.4.	Work for Third Parties

The Employee is not entitled to work for any third party or to engage in any gainful employment without the written approval of the Employer.

3.5.	Officer Position

In fulfilment of his duties, the Employee may have to act as officer, director or in any other corporate function within the Employer or any Group Company. The Employer may decide at its full discretion when such function shall end and the Employee will retire from such functions and sign the necessary documentation upon first request.

The Base Salary as defined in section 5.1 includes any and all remuneration for such functions and positions. In case the law provides for a mandatory remuneration the Employer will decide whether such compensation shall be forwarded to the Employee or be set off against the compensation paid to the Employee by the Employer.

3.6.	Conflict of Interests

The Employee shall avoid any conflict of interest and inform the Employer immediately if any potential conflict of interest arises.

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A conflict of interest arises especially in case of a participation in suppliers or clients of the Employer or in a Group Company.

4.	Place of Work

The Employee’s principal place of work shall be London, in the United Kingdom. Nevertheless, the Employee understands and agrees that the Employee may, in the course of the Employment and where reasonably requested by the Employer, be required to travel to and work in other places and countries in order to perform his obligations and duties under the Employment Agreement.

5.	Compensation

5.1.	Base Salary

The Employee shall receive an annual base salary of 460,000 CHF gross (the Base Salary), payable in twelve monthly instalments at the end of the month.

5.2.	Bonus

The Employer may, at its sole discretion, pay the Employee a bonus of such amount as the Employer may determine in respect of each complete financial year of the Employer during which the Employee is employed. Whilst the discretionary bonus payment (the “Bonus”) shall have a target of 45% of Base Salary (the “Annual Target Bonus”), the Employer reserves the right to revise the Annual Target Bonus from time to time. Any bonus payment to the Employee shall be purely discretionary and shall not form part of the Employee’s contractual remuneration under this agreement. If the Employer makes a bonus payment to the Employee in respect of a particular financial year of the Employer, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Employer.

5.3.	Stock Option Plan

At the full discretion of the Employer, the Employee may be given the opportunity to participate in the Vanda Pharmaceuticals Inc. 2006 Equity Incentive

Employment Agreement

Plan (the “Plan”). The Employer or the Group Company issuing the Plan may set forth the details of the Plan, as implemented, modified and/or restated from time to time. Any participation is in the full discretion of the Employer or the Group Company issuing such Plan and is governed by the Plan’s terms and conditions only.

In case of the Employee’s participation in the Plan, the Employee would be granted the following:

On the Employee’s first day of Employment with the Employer, the Employee will be granted a nonstatutory stock option to purchase 150,000 shares of Parent Common Stock (the “Option”). The per-share exercise price of the Option shall be equal to the closing price of one share of the Parent Common Stock on the date of grant as reported on the NASDAQ Global Market. The maximum term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s service with the Parent. The grant of the Option shall be subject to the terms and conditions set forth in the Plan and in the Parent’s standard form of Stock Option Agreement. The Option will become exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to the remaining 75% of the shares in equal monthly instalments over the next 3 years of continuous service thereafter. The Option shall become exercisable in full if (i) the Company is subject to a Change in Control (as such term is defined below) before the Employee’s service with the Group terminates and (ii) the Employee is subject to an Involuntary Termination (as such term is defined below) within 24 months after such Change in Control. In addition, the Employee would be eligible to receive annual equity awards, if any, subject to the approval of the Parent’s Board of Directors (the “Board”) or the Compensation Committee thereof (the “Committee”) in their sole discretion. The timing and size of the annual equity awards, if any, shall be determined in the sole discretion of the Board or the Compensation Committee based on the Employee’s and/or the Parent’s or the Group’s performance.

Also on the Employee’s first day of employment with the Employer, the Parent shall award the Employee restricted stock units covering 50,000 shares of Parent Common Stock (the “RSU Award”). The RSU Award shall be subject to the terms and conditions set forth in the Plan and in the Parent’s standard form of Restricted Stock Unit Award Agreement. The RSU Award will vest with respect to 25% of the shares on January 1, 2017, an additional 25% of the shares on January 1, 2018, an additional 25% of the shares on January 1, 2019, and the final 25% of the shares on January 1, 2020, provided that Employee remains in continuous

Employment Agreement

service with the Group on each applicable vesting date. The RSU Award shall vest in full if (i) the Parent is subject to a Change in Control before the Employee’s service with the Group terminates and (ii) the Employee is subject to an Involuntary Termination within 24 months after such Change in Control.

Withholding. In the event that the Company determines that it or any Group Company is required to account to any tax authority for the Tax Liability or to withhold any other tax as a result of the exercise of the Option or the delivery of shares under the RSU Award, the Employee, as a condition to the such exercise or delivery, shall make arrangements satisfactory to the Company to enable it or any Group Company to satisfy all withholding liabilities. The Employee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of shares purchased by exercising the Option, or the delivery of shares under the RSU Award.

For the purposes of this clause 5.3, “Tax Liability” shall mean any liability or obligation of the Company and/or any Group Company to account (or pay) for tax or social security arising in any jurisdiction to the extent arising from the grant, exercise, delivery of shares, assignment, release, cancellation or any other disposal of an Option or RSU Award or arising out of the acquisition, retention and disposal of the Shares acquired under the Plan.

Tax Consultation. The Employee understands that he or she may suffer adverse tax consequences in connection with the Option or the RSU Award. The Employee represents that he or she will consult with any tax advisors the Employee deems appropriate in connection with the purchase or disposition of the Shares and that the Employee is not relying on the Company or any Group Company for any tax advice.

5.4.	Acknowledgements of the Employee

The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the Employer or another Group Company (the Additional Payments) are not part of the salary legally or contractually owed by the Employer and are made at full discretion of the Employer or the company granting such bonus, participation or gratuity, respectively. Any Additional Payments shall not create any obligation of the Employer or other Group Company to make such Additional Payments in future and shall not create any right or entitlement of the Employee to such Additional Payments in future even if paid over consecutive years and without express reservation.

Employment Agreement

5.5.	No other Compensation

The Employee acknowledges and agrees that he shall not be entitled to receive any other compensation or benefit of any nature from the Employer except as expressly provided for in this Employment Agreement.

5.6.	Deductions

From the salary (as defined by the applicable laws and regulations, which may include bonuses, allowances, participations and other benefits in addition to the Base Salary) any portions of Employee’s social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage compensation), ALV (Unemployment insurance), UV (Accidence insurance), KTG (daily allowance insurance), premiums to pension schemes (cp. Regulations of the pension fund) and withholding taxes, if any, will be deducted and withheld by the Employer from the payments made to the Employee.

The Employer shall be entitled to deduct from the Employee’s Base Salary or other payments due to the Employee any money which the Employee may owe to the Employer at any time.

6.	Expenses & Employee Benefit Plans

6.1	Expenses

The Employee shall be entitled to reimbursement by the Employer of out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement. However the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Employer possibly established and amended from time to time.

During his Employment, the Company will pay for, or reimburse Employee for, up to $35,000 (USD) per year in living and travel expenses incurred by Employee in connection with his living accommodations in the London metropolitan area, including,

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without limitation, expenses related to renting a house or apartment for Employee and traveling to and from his home in Switzerland; provided, however, that if Employee will be permanently based in Switzerland in the future, any advancement or reimbursement of living expenses by the Company will cease. The Company’s obligation to make any such payments shall be subject to the provision by Employee of reasonable documentation satisfactory to the ny. The amount of any such payments may be subject to taxes payable by Employee.

6.2	Employee Benefit Plans

At the full discretion of the Employer, during his Employment, the Employee may be eligible to participate in any employee benefit plan maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determination of any person or committee administering such plan.

7.	Probation Period and Termination

7.1.	Probation Period

The probation period is expressly excluded.

7.2.	Termination

The Employment may be terminated by a written notice from either Party with the following notice periods, unless otherwise agreed in the Employment Agreement:

During 1st year of Employment	1 month

From 2nd year of Employment	2 months

From 6th year of Employment	3 months

Upon observance of the notice period, termination shall be effective as of the end of each business day (Monday to Friday).

Employment Agreement

In accordance with applicable local laws from time to time in force, the Employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the federal law of old-age and surviving dependents insurance (AHVG). In accordance with applicable local laws from time to time in force, in case of a permanent disability to work the same applies. In case of a partial permanent disability the Employment ends to the same extent as the Employee is declared disabled.

7.3.	Termination for Valid Reasons

The Employment may be terminated by either Party for valid reasons pursuant to article 337 of the Swiss Code of Obligations at any time, or in accordance with local laws governing the termination of employment, as in force from time to time.

7.4.	Suspension

The Employer may at any time and with immediate effect release the Employee from the duty to work. In such case, the Employee continues to be paid the Base Salary and all benefits.

8.	Obligation to Surrender

Upon termination of this Employment Agreement for any reason, the Employee shall return to the Employer everything he produced in the course of his work for the Employer, everything which was given to him/her throughout the course of this Employment and everything which fell into his possession. The obligation to surrender includes in particular but is not limited to keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including any copies. Any possible retention right of the Employee is explicitly waived.

Employment Agreement

9.	Working Time

9.1.	General

The Employee’s normal hours of work are between 9am and 6pm Mondays to Fridays inclusive with a lunch break of one hour. The weekly working time depend on the needs to perform the position successfully, but are at least 42 hours per week on an average basis (100% positions).

9.2.	Overtime

The Employee shall work extra hours and overtime, if required and to the extent such work can reasonably be expected in good faith.

The Base Salary as defined in section 5.1 includes any and all remuneration for such overtime, and the Employee shall have no entitlement to additional compensation for such overtime, whether in cash or in kind.

If any additional compensation for overtime should ever become due based on any legal provisions, the Employee agrees that the Employer can offset any any bonus as per section 5.2 and any other compensation in addition to the base salary, such as e.g. any gain resulting from equity based compensation (such as options, shares, stock units, phantom shares, etc.) granted during Employment, from such overtime compensation.

10.	Vacation

The Employee is entitled to 25 business days of vacation per calendar year (for a 100% stint).

The Employer has the right to determine when the Employee shall take vacation. If the Employee requests to take vacation he shall reasonably prior to the intended vacation inform the responsible executive.

For the year in which the Employment relationship begins or ends, the vacation entitlement is calculated pro rata temporis.

Employment Agreement

11.	Holidays

11.1.	Holidays

The Employee is not obliged to work on UK bank holidays at the place of work. The Employee is not entitled for any compensation whether in cash nor in kind for such holidays when such holidays are on weekends.

12.	Illness, Accident and Death

12.1.	Medical Certificate

If the Employee’s absence exceeds seven business days, the Employee shall, without request by the Employer furnish a medical certificate. However, the Employer reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. The Employer is entitled to ask the Employee to consult a medical examiner at the Employer’s expense.

12.2.	Daily Allowance Insurance

The Employer concluded a collective daily allowance which covers temporary work incapacity due to illness. The insurance benefits replace the statutory duty of the Employer to continue to pay the Employee’s salary.

If an Employee is prevented from performing the Employee’s duties arising out of or relating to the Employment due to illness, then the Employer will continue to pay the base salary pursuant to the collective daily allowance insurance (Krankentaggeldversicherung) of the Employer, provided that the conditions of the collective daily allowance insurance are being met and that the Employee complies with the conditions of the collective daily allowance insurance and with the directives of the Employer. In principle, the daily allowance insurance provides for the following coverage: After a waiting period of 30 days, 80 % of the Base Salary during up to 720 days within a time frame of 900 days. During the waiting period of 30 days 100% of the Base Salary according to section 5.1. is paid to the Employee.

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After the waiting period, the Employee is not entitled to any remuneration (including his salary, bonus, flat expenses or private use of the company car, etc.) in addition to the insurance benefits.

The insurance premium for the daily allowance insurance is paid one half each by the Employer and the Employee.

The Daily Allowance Insurance will be inclusive of any Statutory Sick Pay owed to the Employee, if any.

12.3.	Occupational and Non-occupational Accidents

During the Employment the Employee is insured for occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Employer. Premiums for non-occupational accident insurance are paid by the Employee.

12.4.	Health Insurance (Illness)

Health insurance is compulsory in Switzerland and needs to be obtained by the Employee. The Employer is not providing any coverage of costs related to illness.

12.5.	Death of the Employee

If the Employment is terminated due to the death of the Employee, then the Employer will disburse, in a lump sum payment, all amounts as provided for in article 338 of the Swiss Code of Obligations as specified below.

In case the Employee has had duties to support any of the following individuals, the full amount of the lump sum payment shall be made in the following order of priority to:

(i)	the spouse;

(ii)	in the absence of (i), the common law spouse, if such partner is a legal heir of the Employee;

Employment Agreement

(iii)	in the absence of (i) and (ii), the children of the Employee at age of or less than 25 years in equal portions; or

(iv)	in the absence of (i) to (iii), any other persons supported by the Employee within the meaning of article 338 of the Swiss Code of Obligations in equal portions.

13.	Pension Plan

The Employee is, through a pension plan (the Pension Plan), insured against the economic consequences of retirement, disability and death.

The Employee will be covered by the Pension Plan as amended form time to time.

14.	Data Protection and Data Transfer

The Employer will comply with the Swiss Data Protection Act. The Employer will only collect personal data of the Employee insofar as necessary for the execution and performance of the Employment and the obligations resulting therefrom or if required to do so by law.

The Employee herewith agrees that personal data may be transferred to Group Companies of the Employer and further third parties within and outside of Switzerland if such transfer is required in connection with the Employment, the execution of the Employment Agreement, the performance of any obligations resulting from the Employment, the work organization of the Employer or otherwise required by Swiss law or the laws of any other relevant jurisdiction.

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15.	Termination Benefits

15.1.	Preconditions

Any other provision of this Agreement notwithstanding, the remaining subsections of this section 15 shall not apply unless each of the following requirements is satisfied:

(a)	The Employee has executed a general release of all known and unknown claims that the Employee may then have against the Employer or persons affiliated with the Employer in a form prescribed by the Employer, without alterations. The Employee shall execute and return the release on or before the date specified by the Employer in the prescribed form (the Release Deadline). The Release Deadline shall in no event be later than 50 days after the Employee’s Separation. If the Employee fails to return the release on or before the Release Deadline, or if the Employee revokes the release, then the Employee shall not be entitled to the benefits described in this section 15.

(b)	The Employee has returned all property of the Employer in the Employee’s possession.

15.2.	Severance Pay

If, during the term of this Employment Agreement, the Employee is subject to an Involuntary Termination, then the Employer shall pay the Employee both of the following:

15.2.1.	Base Compensation

His Base Salary for a period of 12 months, excluding the notice period referenced in Section 7.2, following the Separation (the Continuation Period). Such severance payment shall be paid at the Base Salary rate in effect at the time of the Separation and in accordance with the Employer’s standard payroll procedures. The severance payments shall commence within 60 days after the Employee’s Separation and, once they commence (the Payment Commencement), shall include any unpaid amounts accrued from the date of the Employee’s Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the Payment Commencement shall in any event begin in the second calendar year.

15.2.2.	Target Bonus

An amount equal to his Annual Target Bonus at the rate in effect at the time of the Separation. Such amount shall be payable in a lump sum on the Employer’s next regularly scheduled payroll that occurs following the Payment Commencement.

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15.3.	Options

If, during the term of this Agreement, Employee is subject to an Involuntary Termination, then (i) the vested portion of the shares of the Parent’s Common Stock subject to all options held by the Employee at the time of his Separation shall be determined by adding three months to the actual period of service that he has completed with the Employer and (ii) such options shall be exercisable for up to six months after the Employee’s Separation (provided, however, that the Option shall remain subject to the terms of the Plan in the event the Parent or the Group is subject to a Change in Control, and further provided that the Option in any event shall expire no later than the Expiration Date set forth in the Notice of Stock Option Grant evidencing the Option).

16.	Definitions

For all purposes under this Agreement:

“Cause” shall mean:

(a)	An unauthorized use or disclosure by the Employee of the Group’s or any Group Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Group or a Group Company;

(b)	A material breach by the Employee of any agreement between the Employee and the Employer or any other Group Company;

(c)	A material failure by the Employee to comply with the Group’s or any other Group Company’s written policies or rules;

(d)	Any valid reason pursuant to article 337 of the Swiss Code of Obligations at any time;

(e)	The Employee’s gross negligence or wilful misconduct;

(f)	A continuing failure by the Employee to perform assigned duties after receiving written notification of such failure from the Employer; or

(g)	A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Group or any Group Company or its directors, officers or employees, if the Employer, the Group or any other Group Company have requested the Employee’s cooperation.

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“Change in Control” shall mean:

(a)	The consummation of a merger or consolidation of the Parent or the Group with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Parent or the Group immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)	The sale, transfer or other disposition of all or substantially all of the Parent’s assets;

(c)	A change in the composition of the Parent’s board of directors (the “Board”), as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)	Had been directors of the Parent on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii)	Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this paragraph (ii); or

(d)	Any transaction as a result of which any person is the “beneficial owner”, directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Parents’s then outstanding voting securities. For purposes of this subsection (d), the term “person” shall mean a natural person or legal entity but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or of a Group Company and (ii) a corporation owned directly or indirectly by the stockholders of the Parent in substantially the same proportions as their ownership of the common stock of the Parent or the Group.

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A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Parent’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent’s or the Group’s securities immediately before such transaction.

“Good Reason” shall mean Employee’s resignation within 6 months after one of the following conditions has come into existence without Employee’s consent: (i) a change in the Employee’s position with the Employer that materially reduces his level of authority or responsibility, or (ii) a material reduction in his Base Salary. A condition shall not be considered “Good Reason” unless the Employee gives the Employer written notice of such condition within 90 days after the initial existence of such condition and the Employer fails to remedy such condition within 30 days after receiving the Employee’s written notice.

“Involuntary Termination” shall mean a Separation resulting from either (i) the Employee’s involuntary discharge by the Employer for reasons other than Cause, Employee’s death or Permanent Disability or (ii) the Employee’s voluntary resignation for Good Reason.

“Permanent Disability” shall mean the Employee’s inability to perform the essential functions of the Employees’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

“Separation” shall mean a termination of the employment relationship pursuant to article 335 of the Swiss Code of Obligations.

17.	Disciplinary, Dismissal and Grievance Procedure

If the Employee has a grievance relating to his employment he should set out the grievance and the basis for it in writing to the Chief Medical Officer, who will invite the Employee to a meeting to discuss the matter. After the meeting, the Chief Medical Officer will respond to the Employee as soon as practicable.

If the grievance is not resolved the Employee should appeal in writing, to the Chief Executive Officer, who will convene an appeal meeting and invite the Employee to attend. The appeal decision will be notified to the Employee as soon as practicable thereafter. The appeal decision will be final.

Employment Agreement

If the Employee wishes to appeal against a disciplinary decision he should set out the appeal and the basis for it in writing to the Chief Executive Officer.

A copy of the Employer’s grievance, disciplinary and dismissal procedures is available from the Chief Medical Officer. The provisions of the Employer’s grievance, disciplinary and dismissal procedures do not form part of the Employee’s terms and conditions of employment. No breach by the Employer shall entitle the Employee to treat his employment as terminated with immediate effect.

18.	Miscellaneous

18.1.	Collective Agreement

There is no collective agreement which directly affects the Employee’s employment.

18.2.	Entire Agreement

This Employment Agreement and the Employee Proprietary Information And Inventions Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

18.3.	Severability

Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement. In the same way shall be proceeded if a contractual gap appears.

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18.4.	Amendments

Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed only in writing.

18.5.	Governing Law and Jurisdiction

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Employee normally performs his duties.

Signatures

/s/ Mihael H. Polymeropoulos, M.D.
Washington, D.C.	By:	Mihael Polymeropoulos
3 September 2015	Title:	Chief Executive Officer

/s/ Paolo Baroldi
Washington, D.C.	By:	Paolo Baroldi
3 September 2015	Title:	Chief Medical Officer

Employment Agreement

/s/ Gian Piero Reverberi
St-Sulpice, Switzerland	By:	Gian Piero Reverberi
3 September 2015